EXHIBIT 1.3
[Letterhead of Barrick Gold Corporation]
November 9, 2007
Autorité des marchés financiers
Stock Exchange Tower
800 Victoria Square, 22nd Floor
P.O. Box 246
Montreal, QC H4Z 1G3
Dear Sirs/Mesdames:
Barrick Gold Corporation — Offer for Common Shares of Arizona Star Resource Corp.
The undersigned hereby confirms, pursuant to section 121 of the Securities Act (Québec), that the offer (the “Offer”) made today by Barrick Gold Corporation (the “Offeror”) for all of the issued and to be issued common shares of Arizona Star Resource Corp. (the “Offeree Company”) is a take-over bid made in accordance with the rules established by the Ontario Securities Commission and meets the following conditions:
1.     the Offeror has been advised by the Offeree Company that there are fewer than 50 holders of securities of the class sought by the Offer who are resident in Québec according to the addresses entered in the records of the Offeree Company or in the records of dealers acting as nominees;
2.     the Offeror has been advised by the Offeree Company that the holders resident in Québec according to the records of the Offeree Company and the records of dealers acting as nominees own less than 2% of the securities of that class;
3.     the Offeror has sent to the holders resident in Québec and has filed with the Autorité all the documents prescribed under the applicable law; and
4.     the Offeror has made the Offer to the holders resident in Québec on the same conditions as to other holders.
Please be advised that the applicable $1,000 fee set forth in section 271.4.1 of the Regulation respecting securities has been paid this day through SEDAR.

BARRICK GOLD CORPORATION
by	/s/ Sybil Veenman
	Name:	Sybil Veenman
	Title:	Vice-President, Assistant General Counsel and Secretary